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                                                                    Exhibit 23.2

[LOGO OF KPMG Peat Marwick LLP]

1600 Market Street
Philadelphia, PA 19103-7212


The Board of Directors
CoreStates Financial Corp:


We consent to the incorporation by reference in the Registration Statement on Form S-8 of CoreStates Financial Corp of our report dated January 17, 1996, except as to note 2, which is as of February 23, 1996, with respect to the consolidated balance sheets of Meridian Bancorp, Inc. and subsidiaries as of December 31, 1995, and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which is incorporated by reference in the Form 8-K of CoreStates Financial Corp dated April 2, 1996. The report of KPMG Peat Marwick LLP covering the aforementioned financial statements contains an explanatory paragraph which discusses that Meridian Bancorp, Inc. adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, and No. 112, Employers' Accounting for Postemployment Benefits, in 1994, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, and No. 109, Accounting for Income Taxes, in 1993.



                                             /s/ KPMG Peat Marwick LLP

                                             KPMG Peat Marwick LLP


April 23, 1996